EXHIBIT 11
                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
        FOR THREE AND NINE MONTH PERIODS ENDED December 31, 2000 and 1999


                                                Three Months Ended            Nine Months Ended
                                                   December 31,                 December 31,
                                             --------------------------   --------------------------
                                                2000           1999          2000            1999
                                             -----------    -----------   -----------    -----------
Earnings per common share - basic
Net (loss) income ........................   $  (397,003)   $   549,219   $    32,644    $ 1,595,549
Preferred dividends ......................       (49,218)             0      (147,656)             0
                                             -----------    -----------   -----------    -----------

Net (loss) income  - basic ...............   $  (446,221)   $   549,219   $  (115,012)   $ 1,595,549
                                             -----------    -----------   -----------    -----------

Weighted average common shares
   outstanding - basic ...................     2,261,322      2,229,392     2,256,780      2,223,664
                                             -----------    -----------   -----------    -----------

Net (loss) income per common
   share - basic .........................   $     (0.20)   $      0.25   $     (0.05)   $      0.72
                                             -----------    -----------   -----------    -----------



Earnings per common share - diluted
Net (loss) income - basic ................   $  (446,221)   $   549,219   $  (115,012)   $ 1,595,549
Impact of potential conversion of
   convertible preferred stock
    to common stock ......................        49,218              0       147,656              0
                                             -----------    -----------   -----------    -----------

Net (loss) income - diluted ..............   $  (397,003)   $   549,219   $    32,644    $ 1,595,549
                                             -----------    -----------   -----------    -----------

Weighted average shares
   outstanding - basic ...................     2,261,322      2,229,392     2,256,780      2,223,664
Effect of dilutive securities - convertible
   preferred stock .......................       208,333              0       208,333              0
                                             -----------    -----------   -----------    -----------

Weighted average shares
   outstanding - diluted..................     2,469,655      2,229,392     2,465,113      2,223,664
                                             -----------    -----------   -----------    -----------

Net (loss) income per common
    share - diluted.......................   Anti-dilutive  $      0.25    Anti-dilutive $      0.72
                                                            -----------                  -----------
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